Exhibit 16.1

March 21st, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

I have read the statements made by CNBX Pharmaceuticals Inc. (copy attached), which I understand will be filed with the Securities and Exchange Commission, pursuant to a Current Report on Form 8-K of CNBX Pharmaceuticals Inc. dated March 21st, 2024. I agree with the statements concerning our firm contained therein.